Exhibit 99.1

Contact:	Tom Brooker/John Patenaude Nashua Corporation 847-318-1797/603-880-2145	Rich Coyle Sard Verbinnen & Co 212-687-8080
NASHUA REPORTS SECOND QUARTER 2007 RESULTS
     NASHUA, N.H., August 2, 2007 — Nashua Corporation (NASDAQ: NSHA), a manufacturer and marketer of labels, thermal specialty papers and imaging products, today announced financial results for the second quarter ended June 29, 2007.
Net sales for the second quarter of 2007 were $67.7 million, compared to $65.5 million for the second quarter of 2006. Gross margin for the second quarter of 2007 was $12.3 million, or 18.2%, compared to $9.5 million, or 14.5%, for the second quarter of 2006. Income from continuing operations before income taxes was $2.1 million in the second quarter of 2007 compared to a loss from continuing operations before income taxes of $1.6 million in the second quarter of 2006. Net income was $1.3 million in the second quarter of 2007, or $0.21 per share, compared to a net loss of $1.0 million, or $0.16 per share, in the second quarter of 2006. Earnings before interest, taxes, depreciation and amortization (EBITDA) were $3.3 million for the second quarter of 2007 compared to $0.2 million for the second quarter of 2006.
Net sales for the six months ended June 29, 2007 were $132.9 million, compared to $130.3 million for the first six months of 2006. Gross margin for the first six months of 2007 was $23.7 million, or 17.9%, compared to $19.2 million, or 14.8%, for the first six months of 2006. Income from continuing operations before income taxes for the first six months of 2007 was $3.2 million compared to a loss from continuing operations before income taxes of $2.5 million in the first six months of 2006. Income from continuing operations for the first half of 2007 was $1.9 million, or $0.31 per share, compared to a loss from continuing operations of $1.5 million, or $0.25 per share, for the first six months of 2006. Net income was $2.2 million for the first six months of 2007, or $0.36 per share, compared to a net loss of $0.5 million, or $0.09 per share, for the first six months of 2006. EBITDA was $5.7 million for the first six months of 2007 compared to $1.1 million for the first six months of 2006.
During the second quarter, Nashua tendered 751,150 shares at a price of $10.50, which was paid on July 6, 2007. Nashua also reported that following the tender offer the repurchase of up to 384,571 shares of common stock remained authorized under the stock repurchase program announced in November 2006. Nashua also completed its refinancing during the second quarter of 2007, which provides a term loan of $10 million and a revolving line of credit for $28 million.
Thomas Brooker, President and Chief Executive Officer of Nashua Corporation, stated, “The year-to-year progress on both sales and net income reflects the Company’s focus on top-line growth and continued expense control. Expansion of the sales force has led to increased opportunities and success in existing and new accounts. The restructuring and consolidations which occurred last year have provided us with a cost structure which should allow us to continue to grow profitably.”

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Business Segment Highlights
Nashua’s Label segment, which prints and converts product for the grocery, food service, retail, transportation, entertainment and general industrial markets, reported net sales for the second quarter of 2007 of $28.4 million and gross margin of $5.3 million, or 18.5%. Net sales for the second quarter of 2006 were $26.7 million and gross margin was $3.8 million, or 14.3%.
Sales for the Label Products segment increased 6.4% on a quarter-to-quarter basis. The increased sales were primarily attributable to increased volume in the automatic identification product line. Gross margins increased $1.5 million on a quarter-to-quarter basis. The increase is attributable to the volume increase and lower manufacturing expenses. The prior year’s results included $0.1 million of expenses related to the shut down of the St. Louis Label plant.
Nashua’s Specialty Paper segment, which includes the paper coating and converting businesses, produces a wide range of applications for labeling, packaging, ticketing and point of sale transactions, thermal, dry gum and heal-seal products for use in the transportation, retail, gaming, shipping and delivery, entertainment, medical and distribution industries. The Specialty Paper segment reported net sales for the second quarter of 2007 of $40.0 million and gross margin of $6.8 million, or 17.1%. Net sales for the second quarter of 2006 were $39.7 million and gross margin was $5.5 million, or 13.9%.
Sales for the Specialty Paper segment increased slightly on a quarter-to-quarter basis. The increase was mainly attributable to increased sales of coated thermal films and thermal products sold for point of sale applications. The increased sales were partially offset by lower sales of financial products such as ATM receipts and imaging supply products. Margins increased by $1.3 million on a quarter-to-quarter basis due to lower material cost and lower manufacturing expenses. The margins for 2006 included $0.5 million of expenses related to the space consolidation in our Merrimack, New Hampshire facility and $0.2 million of severance expense.
Use of Non-GAAP Measures
EBITDA is presented as supplemental information that the management of Nashua believes may be useful to some investors in evaluating the Company because it is widely used as a measure of evaluating a company’s operating performance, as well as to evaluate its operating cash flow. EBITDA is used by management in the computation of ratios utilized for financing purposes and for planning and forecasting in future periods. EBITDA is calculated by adding net interest expense, income tax expense, depreciation and amortization back into net income. EBITDA should not be considered a substitute either for net income, as an indicator of Nashua’s operating performance, or for cash flow, as a measure of Nashua’s liquidity. In addition, because all companies may not calculate EBITDA in exactly the same manner, the presentation here may not be comparable to other similarly titled measures of other companies.
About Nashua
Nashua Corporation manufactures and markets a wide variety of specialty imaging products and services to industrial and commercial customers to meet various print application needs. The Company’s products include thermal coated papers, pressure-sensitive labels, colored copier papers, bond, point of sale, ATM and wide format papers, entertainment tickets, as well as ribbons for use in imaging devices. Additional information about Nashua Corporation can be found at www.nashua.com.

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Forward-looking Statements
This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “plan,” “should,” “will,” “expects,” “anticipates” and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, but are not limited to, the Company’s future capital needs and resources, fluctuations in customer demand, intensity of competition from other vendors, timing and acceptance of new product introductions, delays or difficulties in programs designed to increase sales and profitability, general economic and industry conditions, and other risks set forth in the Company’s filings with the Securities and Exchange Commission, and the information set forth herein should be read in light of such risks. In addition, any forward-looking statements represent the Company’s estimates only as of the date of this press release and should not be relied upon as representing the Company’s estimates as of any subsequent date. While the Company may elect to update forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so, even if its estimates change.

Second Quarter 2007 Earnings Results
NASHUA CORPORATION SUMMARY RESULTS OF OPERATIONS

Periods ended June 29 and June 30, respectively	Three Months		Six Months
Dollars in thousands, except per share amounts (Unaudited)	2007	2006	2007	2006
Net sales	$67,688	$65,458	$132,857	$130,269
Cost of products sold	55,390	56,000	109,110	111,023

Gross margin	$12,298	$9,458	$23,747	$19,246
Gross margin %	18.2%	14.5%	17.9%	14.8%

Selling, distribution and administrative expenses	10,258	10,740	20,438	21,316
Research and development expenses	171	193	445	394
Loss from equity investment	69	105	140	119
Interest expense, net	36	294	148	601
Other income (1)	(331)	(296)	(615)	(658)

Income (loss) from cont ops before income taxes (benefit)	2,095	(1,578)	3,191	(2,526)

Income tax provision (benefit)	843	(596)	1,302	(981)

Income (loss) from continuing operations	1,252	(982)	1,889	(1,545)

Income from discontinued operations, net of taxes(2)	—	—	289	1,004

Net income (loss)	$1,252	$(982)	$2,178	$(541)

Earnings per share:
Income (loss) from continuing operations	$0.21	$(0.16)	$0.31	$(0.25)

Income from discontinued operations	—	—	0.05	0.16

Net income (loss) per common share	$0.21	$(0.16)	$0.36	$(0.09)

Average common shares	6,069	6,126	6,105	6,124

Income (loss) per common share from continuing operations assuming dilution	$0.20	$(0.16)	$0.30	$(0.25)
Income per common share from discontinued operations assuming dilution	—	—	0.05	0.16

Net income (loss) per common share assuming dilution	$0.20	$(0.16)	$0.35	$(0.09)

Average common and potential common shares	6,139	6,126	6,171	6,124

(1)	Other income for the three and six months ended June 29, 2007 represents income from the deferred gain from the sale of real estate and royalty income related to the 2006 sale of toner formulations. Othe income for the three and six months ended June 30, 2006 represents income from the rental of unused warehouse space at our New Hampshire facilities.

(2)	Income from discontinued operations for the six months ended June 29, 2007 represents the reimbursement of our deductible related to the Cerion litigation which was dismissed by the courts. Income from discontinued operations for the six months ended June 30, 2006 includes the results of our Toner and Developer business which we exited effective March 31, 2006 and income from the liquidation of an inactive foreign subsidiary.

Second Quarter 2007 Earnings Results
NASHUA CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	June 29	December 31
Dollars in thousands	2007	2006
Assets
Cash and cash equivalents	$9,947	$289
Accounts receivable	29,900	29,568
Inventories	21,515	23,764
Other current assets	2,610	2,670

Total current assets	63,972	56,291

Plant and equipment, net	24,641	26,399
Goodwill, net of amortization	31,516	31,516
Intangibles, net of amortization	419	606
Other assets	13,044	12,803

Total assets	$133,592	$127,615

Liabilities and Shareholders’ Equity
Accounts payable	$13,881	$16,620
Tender offer obligation	7,887	—
Accrued expenses	10,356	8,639
Current maturities of long-term debt	—	—
Current maturities of notes payable	83	83

Total current liabilities	32,207	25,342

Long-term debt	12,800	4,750
Notes payable	243	285
Other long-term liabilities	25,400	28,211

Total long-term liabilities	38,443	33,246

Common stock and additional capital	19,883	22,342
Retained earnings	57,732	61,358
Accumulated other comprehensive loss:
Minimum pension liability adjustment(a)	(14,673)	(14,673)

Total shareholders’ equity	62,942	69,027

Total liabilities and shareholders’ equity	$133,592	$127,615

(a)	Our minimum pension liability adjustment represents an decrease in our minimum pension liability resulting from changes to our pension plans in 2006.

Second Quarter 2007 Earnings Results
NASHUA CORPORATION
RECONCILIATION OF NET INCOME FROM CONTINUING OPERATIONS TO EARNINGS BEFORE
INTEREST, TAXES, DEPRECIATION AND AMORTIZATION

Periods ended June 29 and June 30, respectively	Three Months		Six Months
In thousands (Unaudited)	2007	2006	2007	2006
Net income from continuing operations	$1,252	$(982)	$1,889	$(1,545)
Add back:
Interest expense, net	36	294	148	601
Income tax provision (benefit)	843	(596)	1,302	(981)
Depreciation on fixed assets	1,099	1,332	2,231	2,739
Amortization of intangible assets	50	165	137	328

Earnings from continuing operations before interest, taxes, depreciation and amortization	$3,280	$213	$5,707	$1,142

Second Quarter 2007 Earnings Results
NASHUA CORPORATION SELECTED FINANCIAL DATA

Periods ended June 29 and June 30, respectively	Three Months		Six Months
Dollars in thousands (Unaudited)	2007	2006	2007	2006
NET SALES

Label Products	$28,448	$26,700	$56,667	$52,982
Specialty Paper Products	40,030	39,667	78,067	78,954
All Other	1,097	827	2,005	1,488

Reconciling Items:
Eliminations	(1,887)	(1,736)	(3,882)	(3,155)

Net sales	$67,688	$65,458	$132,857	$130,269

GROSS MARGIN

Label Products	$5,273	$3,822	$10,326	$7,185
Specialty Paper Products	6,826	5,513	13,150	11,795
All Other	199	123	309	266

Reconciling Items:
Eliminations	—	—	(38)	—

Total gross margin from continuing operations	$12,298	$9,458	$23,747	$19,246

DEPRECIATION AND AMORTIZATION

Label Products	$516	$498	$1,055	$1,055
Specialty Paper Products	506	620	1,018	1,267
Reconciling Item:
Corporate	127	379	295	745

Total depreciation and amortization	$1,149	$1,497	$2,368	$3,067

INVESTMENT IN PLANT AND EQUIPMENT

Label Products	$59	$172	$107	$352
Specialty Paper Products	150	698	342	1,172
Reconciling Item:
Corporate	16	140	54	152

Total Investment in plant and equipment	$225	$1,010	$503	$1,676

PENSION AND POSTRETIREMENT EXPENSE

Label Products	$79	$207	$157	$391
Specialty Paper Products	58	171	117	342
Reconciling Item:
Corporate	225	409	450	871

Total pension and postretirement expense	$362	$787	$724	$1,604